Exhibit 99.16

INVESTMENT BANKING DIVISION

Discussion Materials for the Board of Directors

14-Oct-2012

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Disclaimer	INVESTMENT BANKING DIVISION

This document and any statement made by Goldman Sachs International (“GSI”) in connection with any related presentation to the Board of Directors of Fiat Industrial S.p.A. (the “Company”) (collectively, the “Confidential Information”) are confidential and are provided exclusively for the information and assistance of the Company’s Board of Directors in connection with its consideration of the proposals described herein and may not be disclosed to any third party, or circulated or referred to publicly, or used for any other purpose without our prior written consent.

The Confidential Information does not constitute a recommendation as to how the Company’s Board of Directors should proceed. The Confidential Information was obtained from the Company’s management and from publicly available sources and has not been independently verified by GSI. GSI has relied upon the accuracy and completeness of all of the financial, accounting and other information discussed with or reviewed by it and has assumed such accuracy and completeness for purposes of the Confidential Information. In addition, GSI has not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries. Neither GSI nor any of its affiliates makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information and any liability therefore (including in respect of direct, indirect or consequential loss or damage) is expressly disclaimed. GSI is not addressing any legal, regulatory, tax or accounting matters in this document and, furthermore, is not expressing any views on, and this document does not address, the fairness of any transaction to, or any consideration to be paid or received in connection therewith by, any person. The Confidential Information does not purport to contain all of the information that may be required to evaluate, and should not be relied on in connection with, any proposal. GSI does not undertake or expect to update or otherwise revise the Confidential Information.

GSI does not provide legal, accounting or tax advice and the Company is advised to consult its own independent advisors on any legal, tax or accounting issues relating to the Confidential Information. The receipt of this document or any other Confidential Information by any recipient other than the Board of Directors of Fiat Industrial S.p.A. is not to be taken as constituting the giving of investment advice by GSI to that recipient, nor to constitute such person a client of GSI. No person shall be treated as a client of GSI, or be entitled to the protections afforded to clients of GSI, solely by virtue of having received this document.

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Chronology of Events	INVESTMENT BANKING DIVISION

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FI and CNH Stock Performance Since Announcement	INVESTMENT BANKING DIVISION

Source: Bloomberg, Capital IQ. Market Data as of 12-Oct-2012

[1]	European peers include MAN, Scania and Volvo; US peers include AGCO, CAT, Deere, Navistar and Paccar equally weighted.
[2]	Average daily trading volume.

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Analysis of Exchange Ratio (CNH Share Price / FI Share Price)	INVESTMENT BANKING DIVISION

Source: Bloomberg, Capital IQ. Market Data as of 12-Oct-2012

[1]	The two reference dates are purely for illustration purposes: 29-May is the last closing before delivery of the proposal to CNH; 4-April is the last closing date before FI AGM.
[2]	Calculated as today’s ratio vs. reference value.

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Trading Multiples (Based on IBES Estimates) Current vs. Pre-proposal	INVESTMENT BANKING DIVISION

Note: EV calculated as Market Cap + Net Industrial Debt + Pension Liabilities + Minority Interest - Associates/JVs - Book Value of Financial Services Subsidiaries

Source: Companies’ latest filings, presentations and websites; Bloomberg; IBES Estimates. Market prices as of 12-Oct-2012

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FI and CNH Side by Side Comparison Data in €m	INVESTMENT BANKING DIVISION

Source: Bloomberg, IBES Estimates. Market data as of 12-Oct-2012

Note: EUR/USD exchange rate of 1.29. Treasury Stock Method applied

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Calculated by simple subtraction of CNH consolidated financials from FI consolidated financials. When necessary CNH financials converted to EUR assuming a EUR/USD exchange rate of 1.29. Does not consider the impact of different accounting principles used by FI (IFRS) and CNH (US GAAP).

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Industrial net debt and other adjustments based on latest available financial statements (Jun-2012). Pension liabilities not tax-affected; FI minorities in CNH at market value; other minorities, associates and financial service subsidiaries at book value.

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Contribution Analysis	INVESTMENT BANKING DIVISION

Source: FI 2012-2016 Business Plan ; Bloomberg; Companies latest financials; IBES Estimates. Market data as of 12-Oct-2012. EUR/USD exchange rate of 1.25

Note: EV calculated applying FI trading multiples (based on IBES estimates) to segments EBITDA, Trading Profit and Net Income as per Company Business Plan. 2015E and 2016E multiples estimated applying growth rate of business plan. Equity Value calculated applying following adjustments: CNH: €2,158 net cash, €1,408m pension liabilities, €48m minorities, €1,954m associates, including book value of financial services subsidiaries. FI: €1,963m net debt, 1,774m pension liabilities, €2,335m associates, including book value of financial services subsidiaries, and CNH minorities valued according to the relevant multiple in each case.

[1]	Exchange Ratio calculated as CNH Share Price / FI Share price.

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FI 2012-2016 Business Plan vs. 2010-2014 Plan	INVESTMENT BANKING DIVISION
Consolidated – IFRS (€m)

Source: 2012-2016 FI Business Plan and 2010-2014 Business Plan

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Recommendation	INVESTMENT BANKING DIVISION

•	The Special Committee of CNH has informed us that they will not recommend the May 30 merger proposal and that they intend to issue a press release announcing this tomorrow morning

•	The Special Committee advisors characterized the proposal as being “far away” from terms that the Special Committee may find acceptable, referring in particular to:

•	Disparity in market trading multiples between FI and CNH

•	The absence of a premium to market

•	Difficulties in assessing the prospects of Iveco and thus valuing the currency offered

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The Special Committee appears to view CNH as having fundamental value relative to other constituent parts of FI, in excess of that ascribed to CNH by the market. It is unclear whether they accept that this fundamental value is structurally limited by CNH’s operational and other dependencies on FI as well as the small float (and therefore potentially realized in the merger)

•	Recent trends have shifted the perception of value in favour of CNH

•	Slowdown in Europe and China affecting capital goods demand

•	Pickup in demand for Ag products (which has continued despite the continuing drought in North America) outweighing the weakness in the Construction sector

•	In any case, it is clear that we will need to modify the proposal in some respects in order to reach agreement with the Special Committee

•	While many of the benefits of operational integration of CNH into FI can be achieved without a merger, other important strategic objectives require it

•	Completing the simplification of the share capital

•	Single rationalized balance sheet and credit profile

•	Presentation to the market as major integrated capital goods group

•	Access to US capital markets

•	All of which among other benefits provide a better platform from which to pursue strategic growth opportunities

•	We recommend seeking to negotiate a transaction that would offer some premium to the CNH minorities

•	Our intent would be for FI to issue a press release tomorrow morning, indicating a willingness to engage with the Special Committee to seek to reach agreement within a short period of time

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INVESTMENT BANKING DIVISION

Appendix A: Additional Materials

FI 2012-2016 Business Plan vs. Selected Brokers	INVESTMENT BANKING DIVISION
Consolidated – IFRS (€m)

Source: FI 2012-2016 Business Plan, selected brokers’ reports: Banca IMI (02-Aug), Barclays (18-Jul), Centrobanca (30-Apr), Credit Suisse (25-Apr), Deutsche Bank (25-Apr), Equita (03-Aug), Goldman Sachs (30-May), JP Morgan (16-May), Macquarie (16-Aug), Morgan Stanley (10-Sep), Natixis (20-Sep), UBS (09-Jul), William Blair (31-Jul)

Additional Materials	11